Exhibit 99.1

BioSig Advances Collaboration on Machine Learning and Artificial

Intelligence Solutions for Healthcare

Westport, CT, June 27, 2023 --  BioSig Technologies, Inc. (NASDAQ: BSGM) (“BioSig” or the “Company”), a medical technology company delivering unprecedented accuracy and precision to intracardiac signal visualization, today announced that it is advancing the research and development of an artificial intelligence (AI) medical device platform in collaboration with technical advisory partner Reified Labs.

The platform’s foundational machine learning model is anticipated to be based on integrated healthcare datasets, beginning with ECG and IECG data acquired by BioSig’s first product, the PURE EP™ Platform. Electrophysiology-focused technological solutions developed under the terms of the collaboration may be integrated into PURE EP™ technology for potential commercial application.

Cambridge, Massachusetts-based Reified Labs, a provider of advanced artificial intelligence-focused technical advisory services to the life sciences industry, is led by Harvard- and MIT-trained Dr. Alexander D. Wissner-Gross, an award-winning computer scientist, physicist, entrepreneur, and author. BioSig's prior collaboration with Reified, established in 2019, has yielded multiple patent applications1 and a research publication2 on initial discoveries in AI-enhanced electrocardiogram lead placement mapping.

On June 20, 2023, Dr. Wissner-Gross delivered a keynote address at a prominent gathering of clinical leaders in Rochester, Minnesota, exploring the exciting possibilities that artificial intelligence brings to healthcare. In his speech, entitled “Unsupervised Medicine: The Next Wave of AI in Healthcare,” Dr. Wissner-Gross reviewed recent research advances in unsupervised (or self-supervised) machine learning models. Such models appear to have dramatically accelerated overall progress toward artificial general intelligence (AGI), with one community forecast of the expected arrival date of AGI collapsing from 2043 to 2026 in the past two years alone. In describing AGI and how its applications can be accelerated in healthcare, Dr. Wissner-Gross used Reified’s prior collaboration with BioSig as a case study.

“The cutting-edge work this collaboration started in early 2019 to lay a foundation in AI was ahead of the curve, and our initial findings may have several potentially valuable clinical applications worthy of further exploration,” commented Kenneth L. Londoner, Chairman and CEO of BioSig Technologies, Inc.

“The application of AGI and digital signal processing to analyzing signals from the so-called human ‘electrome’ – the set of all electrical and ionic currents in the human body – continues to present a promising opportunity for realizing key medical advances relating to disorders of the peripheral nervous system,” said Dr. Wissner-Gross. “We look forward to our forthcoming collaboration with BioSig.”

About BioSig Technologies

BioSig Technologies is an advanced medical technology company bringing never-before-seen insights to the treatment of cardiovascular arrhythmias. Through collaboration with physicians, experts, and healthcare leaders across the field of electrophysiology (EP), BioSig is committed to addressing healthcare’s biggest priorities—saving time, saving costs, and saving lives.

The Company’s first product, the PURE EP™ Platform, an FDA 510(k) cleared non-invasive class II device, provides superior, real-time signal visualization allowing physicians to perform insight-based, highly targeted cardiac ablation procedures with increased procedural efficiency and efficacy.

The global EP market is projected to reach $16B in 2028 with an 11.2% growth rate.3

1U.S. Patent Application Nos. 17/240,809 (“Methods, systems and media for reconstructing bioelectronic lead placement”) and 17/411,955 (“Methods, systems and media for detrending bioelectronic signals”).

2“Computational Reconstruction of Electrocardiogram Lead Placement”

3Global Market Insights Inc. March 08, 2022

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the geographic, social and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed, (ii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iii) difficulties in obtaining financing on commercially reasonable terms; (iv) changes in the size and nature of our competition; (v) loss of one or more key executives or scientists; and (vi) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

For investor relations:
Andrew Ballou
BioSig Technologies, Inc.
Vice President, Investor Relations

55 Greens Farms

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x133

For media inquiries:

Katie Freshwater

BioSig Technologies, Inc.

Vice President, Marketing

55 Greens Farms

Westport, CT 06880

kfreshwater@biosigtech.com

203-409-5444, x162